Form 3 – Joint Filer Information

Exhibit 99-3

Name:	MetLife Insurance Company of Connecticut, On Behalf of Its Separate Account MGA*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise MLP Fund, Inc. (“NTG”)
Date of Event Requiring Statement:	October 7, 2010

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel

* MetLife Insurance Company of Connecticut, On Behalf of Its Separate Account MGA as a direct owner/purchaser of $5,333,000 3.73% Senior Note, Series C, Due December 15, 2017 by Metropolitan Life Insurance Company, the indirect owner and investment manager.